Exhibit 99.1

Cherokee Global Brands Reports First Quarter Fiscal 2018 Financial Results

•	Consolidated revenues of $11.1 million; royalty revenues of $6.8 million
•	Consolidated net loss of $3.3 million; non-GAAP net loss of $0.9 million
•	GAAP EPS of ($0.25); non-GAAP EPS of $(0.07)
•	Adjusted EBITDA of $0.7 million

SHERMAN OAKS, CA (July 6, 2017) — Cherokee Global Brands (NASDAQ:CHKE), a global brand marketing platform that manages a growing portfolio of fashion and lifestyle brands, today provided financial results for the fiscal 2018 first quarter ended April 29, 2017.

Non-GAAP

Amounts stated to be on a non-GAAP basis exclude the items that are described below under the heading “Note Regarding Use of Non-GAAP Financial Measures”.  Reconciliations of amounts on a GAAP basis to amounts on a non-GAAP basis are presented in tabular form later in this release under the heading “GAAP to Non-GAAP Financial Metrics.”

CEO Comments

“Operationally, fiscal 2018 is off to a solid start,” said Henry Stupp, CEO of Cherokee Global Brands. “During the first quarter, we continued to make progress in diversifying our global points of distribution and building upon the relevance of our high-equity brands through category expansion and new format initiatives.    Today, our business model is more balanced and demonstrative of our go-forward strategy whereby revenue contribution will be more evenly split across brand, product category and geography.”

“The Spring 2017 launch of our Cherokee brand in the U.S. continues to track positively and deliver positive initial sell-through.  We look forward to continuing to expand our distribution as we head into the important back to school season, for which we have also received several significant school uniform commitments. As we continue to ramp our new wholesale licensing relationships for the Cherokee brand in the U.S., we expect revenue contribution more consistent with the broader retail industry, which will be reflected in our second half 2018 financial performance.  Outside of the U.S., we remain very pleased with the growing consumer awareness and demand for the brands iconic lifestyle assortment of products across the globe.”

“The theme of domestic expansion continues with our Tony Hawk brand where, in partnership with our new U.S. wholesale licensees, we have secured orders for an expanded distribution of Hawk products starting this July.  Our newly expanded distribution will entail additional categories not previously available in the U.S., including accessories, footwear, socks, underwear and sleepwear. We are also in advanced discussions to expand the Tony Hawk brand throughout Asia, through wholesale,

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e‑commerce and brick and mortar retail, the timing of which is well aligned with the anticipated introduction of skateboarding as an Olympic Sport in the 2020 Olympic Games in Japan."

“Turning our attention to Hi-Tec, we continue to focus on product category expansion including apparel and accessories, in addition to broadening our global distribution footprint.  In partnership with our licensees, we continue to expand the global distribution of our core footwear programs for men, women and children. On the domestic front, we’ve secured partners for the licensing of apparel and accessories in the US and Canada, and look forward to sharing the details of our expanded distribution in the region in the near future.”

2018 First Quarter Financial Results

Consolidated first quarter revenues, including the contribution from Hi-Tec, were $11.1 million.  On a year-over-year comparable basis, Cherokee Global Brand revenues, excluding Hi-Tec, were $5.2 million, a decrease of 51.4% from $10.7 million in the prior year period. The year-over-year decline is largely due to the decrease in North America revenues related to the Cherokee brand as the Company continues to transition to new wholesale licensees. During the quarter, some of the decrease was offset by global revenue increases, particularly in Europe, Asia and South Africa as the demand for Cherokee-branded products continues to grow.

Hi-Tec revenues totaled $5.9 million and included $4.3 million in indirect product sales related to distribution and government contracts, as well as $1.7 million in licensing revenues stemming from new and existing licensing deals for the Hi-Tec portfolio of brands. Gross profit from Hi-Tec indirect product sales was $1.3 million, and is inclusive of $3.0 million in cost of goods sold.

GAAP selling, general and administrative expenses were $10.2 million, compared to $6.4 million in the prior-year period. The year-over-year increase was primarily due to the inclusion of operating costs for Hi-Tec of $3.6 million which includes accounting, legal, integration and restructuring costs incurred during the first quarter.

Non-GAAP SG&A which excludes accounting, legal, integration and restructuring costs related to Hi-Tec was $8.0 million. Excluding Hi-Tec SG&A of $2.9 million, Cherokee SG&A was $5.1 million compared to $5.7 million in the prior year period.

GAAP operating loss totaled $2.1 million, compared with GAAP operating income of  $4.3 million in the prior-year period. Non-GAAP operating income for the first quarter of fiscal 2018 was $0.1 million, or 1% of revenues, compared with  $5.0 million, or 47% of revenues, in the prior year period.

GAAP net loss totaled $3.3 million, or $0.25 per diluted share, compared to GAAP net income of $2.6 million, or $0.29 per diluted share, in the prior-year period. Non-GAAP net loss totaled $0.9 million, or $0.07 per diluted share. This compares to Non-GAAP net income of $3.0 million, or $0.34 per diluted share, in the prior-year period.

Adjusted EBITDA was $0.7 million, compared to $5.4 million in the prior year period.

At April 29, 2017, the Company had cash and cash equivalents of $5.7 million, compared to $8.4 million at January 28, 2017.

On June 27, 2017, the Company obtained a forbearance from Cerberus regarding the Company’s failure to comply with certain covenants set forth in the Cerberus Credit Facility. Pursuant to the forbearance, Cerberus has agreed that it will not exercise its rights or remedies under the Cerberus Credit Facility through July 7, 2017. The Company is in advanced discussions with Cerberus to amend

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the Credit Facility, but the terms and timing are uncertain.  Absent an amendment to the credit facility or an extension of the forbearance period, upon expiration of the forbearance period, Cerberus will have the right to terminate its obligations under the Credit Facility and accelerate the debt.  At this time, however, the Company expects that an amendment of the credit facility will be completed and that the Form 10-Q will be filed in the near term.

Conference Call

The Company will host a conference call today at 1:30 p.m. PT / 4:30 p.m. ET.  A slide presentation will accompany the prepared remarks and has been posted along with the webcast link on Cherokee Global Brands’ website.

To participate in the call, please dial (877) 407-0784 (U.S.) or (201) 689-8560 (international) ten minutes prior to the start time. The earnings call will also be broadcast live over the Internet and can be accessed on the Investor Relations section of the Company’s website at http://www.cherokeeglobalbrands.com.

For those unable to participate during the live broadcast, a replay will be available through Thursday,  July 20, 2017 at 8:59 p.m. PT / 11:59 p.m. ET.  To access the replay, dial (844)  512-2921 (U.S.) or (412) 317-6671 (international) and use conference ID: 13665458.

About Cherokee Inc.

Cherokee is a global brand marketing platform that manages a growing portfolio of fashion and lifestyle brands including Cherokee®, Carole Little®, Tony Hawk® Signature Apparel and Hawk Brands®, Liz Lange®, Everyday California®, Sideout®, Hi-Tec®,  Magnum®,  50 Peaks®,  Interceptor® and Flip Flop Shops®, a leading franchise retail chain, across multiple consumer product categories and retail tiers around the world. The Company currently maintains license and franchise agreements with leading retailers and manufacturers that span over 110  countries in 12,000 retail locations and digital commerce.

Safe Harbor Statement

This news release contains forward-looking statements regarding future events and the future performance of Cherokee. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances and is based on currently available market, operating, financial and competitive information and assumptions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expected or projected, including, among others, risks that: the final financial results to be reported in the Form 10-Q will differ materially from those disclosed in this release; Cerberus will terminate its obligations under the credit facility, accelerate the payment on any unpaid balance of the credit facility and exercise any other rights it may have, including foreclosing on our assets that serve as collateral for the loan; that the Company’s Quarterly Report on Form 10-Q will not be filed as anticipated and that further delays in such filing could cause the Company’s lenders to exercise their rights under the credit agreements or the Company’s stock to be delisted from Nasdaq; the anticipated benefits of the Hi-Tec acquisition will not be achieved; global economic conditions and the financial condition of the apparel and retail industry and/or adverse changes in licensee or consumer acceptance of products bearing the Company’s brands may lead to reduced royalties; the ability and/or commitment of the Company’s licensees to design, manufacture and market Cherokee®, Hi-Tec®, Magnum®, 50 Peaks®, Interceptor®, Carole Little®, Tony Hawk® and Hawk Brands®, Liz Lange®, Everyday California® and Sideout® branded products could cause our results to differ from our anticipations; the Company’s dependence on a select group of licensees for most of the Company’s revenues makes us susceptible to changes in

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those organizations; and the Company’s dependence on its key management personnel could leave us exposed to disruption on any termination of service.  The risks included here are not exhaustive. Other risks and uncertainties are described in our annual report on Form 10-K filed on May 18, 2017, its periodic reports on Forms 10-Q and 8-K, and subsequent filings with the SEC we make from time to time, including the preliminary prospectus supplement that we filed in connection with the offering described herein. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including non-GAAP SG&A, non-GAAP operating income, EBITDA and non-GAAP net income, may be considered non-GAAP financial measures. Cherokee believes this information is useful to investors because it provides a basis for measuring the company’s available capital resources, the operating performance of its business and its cash flow, excluding expenses relating to professional fees from legal and due diligence for actual and potential acquisitions and business development related to the identification and establishment of new brand licensees that would normally be included in the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles ("GAAP"). In addition, the company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the company’s operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by the company may not be comparable to similarly titled amounts reported by other companies. The non-GAAP measures are described above and are reconciled to the corresponding GAAP measure in the condensed consolidated financial statements portion of this release under the headings “GAAP to Non-GAAP Financial Metrics“.

Investor Contact:

Cherokee Global Brands

Jason Boling, CFO

818-908-9868

Addo Investor Relations

Laura Bainbridge/Patricia Nir

310-829-5400

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CHEROKEE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(amounts in thousands, except per share amounts)

	Three Months Ended
	April 29,	April 30,
	2017	2016
Royalty revenues	$6,840	$10,678
Indirect product sales	4,273	—
Total revenues	11,113	10,678
Cost of goods sold	3,008	—
Gross profit	8,105	10,678
Selling, general and administrative expenses	9,791	6,176
Amortization of intangible assets	266	226
Restructure charges	128	—
Operating (loss) income	(2,080)	4,276
Other income (expense):
Interest expense	(1,498)	(197)
Other income (expense), net	(129)	—
Total other expense, net	(1,627)	(197)
(Loss) income before income taxes	(3,707)	4,079
Income tax (benefit) provision	(448)	1,498
Net (loss) income	$(3,259)	$2,581
Net (loss) income per common share attributable to common stockholders:
Basic (loss) earnings per share	$(0.25)	$0.30
Diluted (loss) earnings per share	$(0.25)	$0.29
Weighted average common shares outstanding attributable to common stockholders:
Basic	12,953	8,720
Diluted	12,953	8,833

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CHEROKEE INC.

GAAP TO NON-GAAP FINANCIAL METRICS

Unaudited

(amounts in thousands, except percentages and per share amounts)

	Three months ended	Three months ended
	April 29, 2017	April 30, 2016
Royalty revenues	$6,840	$10,678
Indirect product sales	$4,273	$—
Total Revenues	$11,114	$10,678
Cost of goods sold	$3,008	$—
GAAP Gross profit	$8,105	$10,678

Selling, general and administrative expenses:
GAAP Selling, general and administrative expenses	10,185	6,402
Professional fees	2,174	729
Non-GAAP selling, general and administrative expenses	$8,011	$5,673
GAAP selling, general and administrative expenses as a percentage of total revenues	92%	60%
Non-GAAP selling, general and administrative expenses as a percentage of total revenues	72%	53%

Operating income:
GAAP Operating income (loss)	(2,080)	4,276
Professional fees	2,174	729
Non-GAAP Operating income	$94	$5,005
GAAP Operating income as a percentage of total revenues	-19%	40%
Non-GAAP Operating income as a percentage of total revenues	1%	47%

Net income:
GAAP Net income (loss)	(3,259)	2,581
GAAP Tax Provision	(448)	1,498
Professional fees	2,174	729
Other expense	212	—
Adjusted Tax Benefit (Provision)	428	(1,765)
Non-GAAP Net income	$(893)	$3,044

GAAP Diluted earnings per share	$(0.25)	$0.29
Non-GAAP Diluted earnings per share	$(0.07)	$0.34

Weighted average diluted shares outstanding:	12,953	8,833

EBITDA:
GAAP Net Income (loss)	(3,259)	2,581
Interest expense	1,498	197
Other expense	212	-
Tax Provision	(448)	1,498
Depreciation and amortization	485	353
EBITDA	(1,512)	4,629
Professional fees	2,174	729
Adjusted EBITDA	$662	$5,358
EBITDA as a percentage of total revenues	-14%	43%
Adjusted EBITDA as a percentage of total revenues	6%	50%

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